                       CARL YANKOWSKI EMPLOYMENT AGREEMENT

         This Agreement is entered into as of August 24, 2004 (the "Effective
Date") by and between Majesco Sales Inc. ("Majesco"), Majesco Holdings Inc., a
Delaware corporation, ("Holdings") (Majesco and Holdings collectively referred to herein as the "Company") and Carl Yankowski ("Executive").

     1. Duties and Scope of Employment.

     (a) Positions and Duties. As of the Effective Date, Executive will serve as
Chairman and Chief Executive Officer ("CEO") of each of Majesco and Holdings and will report directly to the Holdings' Board of Directors (the "Holdings'
Board"). Executive will render such business and professional services in the performance of his duties, consistent with Executive's position as the CEO, as will reasonably be assigned to him by the Holdings' Board. The period of
Executive's employment under this Agreement is referred to herein as the
"Employment Term."

     (b) Board Membership. It is the intention of the parties that Executive shall serve as a member of the Holdings' Board and the Company shall nominate
Executive to serve on the Holdings' Board in connection with each meeting of
Holdings' stockholders in which Executive would need to be re-elected in order to continue serving on the Holdings' Board. Executive's service as a member of the Holdings' Board will be subject to any required approval by Holdings'
shareholders.

     (c) Obligations.

     (I) During the Employment Term and except as provided in Section 1(c)(II)
below, Executive agrees that he will (i)devote Executive's full business efforts and time to the Company, (ii) devote all of his business time and attention, his best efforts, and apply his skill and ability to promote the interest of the
Company; (iii) carry out his duties in a professional and competent manner and faithfully serve the Company and (iv) generally promote the interest of the
Company.

     (II) The Company may from time to time establish rules, regulations and policies and Executive shall faithfully observe these in the performance of his duties; provided that any such rules, regulations and policies shall not serve to amend any provisions of this Agreement. For the duration of the Employment
Term, Executive agrees not to actively engage in any other incremental new employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Holdings' Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Holdings' Board, (i) serve in any capacity with any civic, educational, or charitable organization, and (ii) continue to serve as a chairman, director, member or partner of Avidyne, Inc., Informatica Corporation,
CRF, Inc., Westerham Group, LLC, Gemba, LLC, TNX, Inc. and Chase Corporation
provided such services do not interfere with Executive's obligations to the
Company.

     2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the
Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party,

with or without Cause (as defined herein) or with or without Good Reason (as defined herein), at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment as set forth in Section 6. Upon the termination of Executive's employment with the
Company for any reason, subject to the terms of this Agreement, Executive will be entitled to payment of any accrued but unpaid salary, accrued but unused vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the
Holdings' Board, immediately following the termination of his employment if the
Holdings' Board so requests.

     Nothwithstanding the foregoing, in the event Executive voluntarily terminates his employment without Good Reason, he must provide one (1) month prior written notice of termination to the Company. If Executive terminates his employment pursuant to the preceeding sentence, the Company shall have the right at any time during the one (1)-month notice period to reduce his offices, duties and responsibilites, or to relieve him of such offices, duties and responsibilites and to place him on a paid leave-of-absence status, provided that during such notice period he shall remain a full-time employee of the
Company and shall continue to receive his salary and all other compensation and other benefits as provided in this Agreement.

     3. Compensation.

     (a) Base Salary. As of the Effective Date, Majesco will pay Executive an annual salary of $375,000 as compensation for his services (the "Base Salary").
There will be a gross-up (which shall be a Tax-Effected Payment as provided in
Section 3(f)) of this Base Salary to provide for the Executive's costs as it relates only to his New York City resident taxes. The Base Salary will be paid periodically in accordance with Majesco's normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding. Executive's salary will be subject to review and any increases will be made based upon the Company's standard practices or the discretion of the
Compensation Committee of the Holdings' Board (the "Committee").

     (b) Interim Bonus. From the period commencing with the Effective Date through October 31, 2004, Executive shall be eligible to receive a discretionary bonus of up to $62,500 based on the evaluation by the Committee in its sole and absolute discretion that the Executive achieved the Established Goals (as hereinafter defined) (the "Interim Bonus") provided, however, Executive will be given the opportunity to provide to the Committee his own evaluation of the achievement of such Established Goals. The term "Established Goals" shall mean the performance goals and objectives established for any bonus measuring period by the Committee; provided, however, Executive will be given the opportunity to discuss the nature of the Established Goals with the Committee prior to the determination thereof by the Committee. For purposes of the Interim Bonus, the
Established Goals shall be reasonable short-term management objectives (not including any revenue or financial goals). Any Interim Bonus is to be paid to
Executive by January 31, 2005 and is subject to Executive's being on active working status with the Company at the time of payment. For purpose of this
Agreement, "active working status" means that Executive has not resigned (or given written notice of his intentions to resign) or has not been terminated (or been given written notice of his termination).

     (c) Annual Bonus. Commencing with the annual period November 1, 2004 through October 31, 2005 (the "Annual Period" and where the Annual Period shall represent Holdings' fiscal year) and for each Annual Period thereafter during the Employment Term, Executive will be eligible to receive a discretionary bonus
(the "Annual Bonus). The target bonus for each Annual Period shall be 100% of
Executive's Base Salary (with such Base Salary determined as of the end of the applicable performance period) unless such target bonus percentage is subsequently increased by the Committee (the "Target Bonus"). Based on the
evaluation by the Committee in its sole and absolute discretion that the
Executive achieved some or all of the Established Goals for such Annual Period, the Committee shall determine in its sole and absolute discretion the amount of the Annual Bonus that will be paid to Executive and the Committee shall also have the right in its sole and absolute discretion to increase the amount of
Executive's Annual Bonus for any Annual Period based upon its evaluation that
Executive exceeded the Established Goals provided, however, Executive will be given the opportunity to provide to the Committee his own evaluation of the achievement of such Established Goals. Any Annual Bonus shall be paid to
Executive within ninety (90) days after the end of the Annual Period and is subject to Executive being on active working status with the Company at the time of payment.

     (d) Equity Compensation. For purposes of this Section 3(d), the following definitions shall apply: "Employed Percentage" means the fraction that is equal to the number of calendar days that Executive was employed by the Company during the twelve (12) month period beginning on the Effective Date, divided by 365.
"Option Number" means 2,780,000. "Exercised Percentage" means the aggregate number of shares of the "Fully Vested Option" (as defined below) that Executive has acquired by exercising the Fully Vested Option prior to his termination of employment, divided by the Option Number.

     (I) On the Effective Date, Executive will be granted non-qualified stock options pursuant to the Company's 2004 Employee, Director and Consultant
     Stock Option Plan (the "Stock Plan") to purchase 6,950,000 shares of
     Holdings' common stock (the "Grant"). Of the Grant, options to purchase
     2,085,000 shares (i) will have a per-share exercise price equal to $1.00, and (ii) will vest and become exercisable as to 1/24th of such share grant amount each month commencing as of the Effective Date, subject to
     Executive's continuous "Service" with the Company. For purposes of this
     Agreement, "Service" shall mean providing service to the Company (or any
     Company affiliate) as either a director, employee and/or consultant. Of the
     Grant, options to purchase 2,085,000 shares (i) will have a per-share exercise price equal to $4.56 and (ii) will vest and become exercisable as to 1/24th of such share grant amount each month commencing immediately after the two-year anniversary of the Effective Date, subject to
     Executive's continuous Service with the Company. Of the Grant, options to purchase 2,780,000 shares (i) will have a per-share exercise price equal to
     $2.78, and (ii) will be immediately and fully vested and exercisable upon grant ("Fully Vested Option"). Before the first anniversary of the
     Effective Date (the "Anniversary") while Executive is serving as CEO,
     Executive agrees that his exercise(s) of the Fully Vested Option shall be such that the Exercised Percentage does not exceed the Employed Percentage.

     (II) In the event that Executive's employment with the Company is terminated for Cause by the Company within the twenty-four (24) month period beginning on the

     Effective Date, the unexercised portion of the Fully Vested Option at the time of such termination shall be forfeited and cancelled.

     (III) In the event that Executive's employment with the Company terminates voluntarily by Executive without Good Reason before the Anniversary, then the following number of unexercised shares subject to the Fully Vested
     Option shall be forfeited and cancelled as of the termination of
     Executive's employment: (a) the Option Number multiplied by (b) the difference of 100% minus the Employed Percentage.

     (IV) Except as otherwise provided in this Agreement, the Grant will be subject to the Company's standard terms and conditions for executive stock option awards and will be issued pursuant to and consistent with the terms of the Stock Plan which includes a provision that options may be exercised in accordance with a cashless exercise program established with a securities brokerage firm. All options granted to Executive will have a ten-year maximum term and any vested options will remain exercisable after
     Executive's employment with the Company terminates as follows, subject to the ten-year term: (i) if Executive's employment with the Company terminates by the Executive with Good Reason or is terminated by the
     Company without Cause the options will remain exercisable for twenty-four
     (24) months, (ii) if Executive's employment with the Company terminates voluntarily by the Executive without Good Reason the options, other than the portion of the Fully Vested Option which is forfeited pursuant to
     Section 3(d)(III) above, will remain exercisable for 12 months, (iii) if
     Executive's employment with the Company is terminated for Cause by the
     Company the options, other than the Fully Vested Options which are forfeited pursuant to Section 3(d)(II) above, will be forfeited as soon as the Executive is notified that he has been terminated for Cause as set forth in the Stock Plan, and (iv) if Executive's employment with the
     Company terminates by reason of death or Disability (as defined in the
     Stock Plan) the options will remain exercisable for twelve (12) months.

     (V) The Grant and the underlying shares of common stock and any other compensatory equity awards subsequently provided to Executive shall be covered by an effective registration statement on Form S-8 (or other applicable registration statement) filed by the Company with the Securities and Exchange Commission ("SEC"). With respect to the Grant, the registration statement shall be filed and effective with the SEC no later than 45 days after the Effective Date. The Grant (and any other compensatory equity awards subsequently awarded to Executive) shall be granted by either the Holdings' Board or by a committee of the Holdings'
     Board composed solely of two or more non-employee directors pursuant to
     Rule 16b-3(d) of the Securities Exchange Act of 1934 ("1934 Act") so that the Grant (and any other compensatory equity awards subsequently awarded to
     Executive) is exempt from liability under Section 16(b) of the 1934 Act.
     The terms specified in this Agreement shall govern if there is any conflict in terms between this Agreement and the Stock Plan or any stock option or stock purchase agreements between Executive and the Company.

     (e) "Change in Control" Bonus. In the event a "Change in Control" (as defined

herein) occurs during the Employment Term, Executive shall be entitled to receive on the Change in Control a one-time cash lump sum payment directly from the Change in Control proceeds (or from the Company) in the amount of One
Million Dollars ($1,000,000) (the "Change in Control Bonus") and where such
Change in Control Bonus is a Tax-Effected Payment as defined in Section 3(g)
below. In the event that both (i) the closing trading price of a Company common share on the last business date immediately before the date of such Change in
Control and (ii) the change in control consideration that would accrue to
Company shareholders on a per share basis as a result of such Change in Control are each less than $2.78, then the Change in Control Bonus shall not be paid out with respect to that particular Change in Control. For purposes of the preceding sentence, the share values/prices shall take into account and reflect all stock splits, stock dividends, recapitalizations, reorganizations or similar transactions which caused the Company's share price to be adjusted after the
Effective Date.

     (f) Vacation. During the Employment Term, Executive shall be eligible for three (3) weeks paid vacation per year in accordance with Company policy in effect from time to time.

     (g) Tax Adjustment. Certain payments or benefits, but only if labelled as such in this Agreement, shall if necessary be "tax-effected" (a "Tax-Effected
Payment"). This means that, in addition to the Tax-Effected Payment, Executive shall receive from the Company another contemporaneous cash payment in order to make Executive whole, on an after-tax basis, for any taxes (including without limitation any excise taxes) imposed on the Tax-Effected Payment. The additional cash payment shall be calculated applying the highest marginal tax rates then in effect for the applicable tax year and shall provide Executive with an after-tax amount that is equal to the amount of any taxes (including any penalties and/or interest) reasonably related to the Tax-Effected Payment.

     4. Employee Benefits. During the Employment Term, Executive (and his
dependents as applicable) will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of Company, as such plans, policies, and arrangements may exist from time to time and subject to the terms and conditions of such plans, policies and arrangements. In the event that Executive declines coverage under the Company's group health insurance plan, the Company agrees to reimburse Executive for any premiums incurred by Executive for coverage under any other group health insurance that he is currently covered under from another company. The reimbursement set forth in the preceding sentence is a Tax-Effected
Payment as provided under Section 3(g).

     5. Expenses.

     (a) Majesco will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     (b) Majesco will provide an allowance of $1,500 monthly (which shall be a
Tax-Effected Payment as provided in Section 3(g)) for all costs associated with the Executive's use of his automobile. In addition, the Company will also provide the Executive with a garage space in New York City (whose location is designated by Executive) at the Company's expense.

6. Severance.

     (a) Termination Without Cause or Resignation for Good Reason. If
Executive's employment is terminated by the Company without Cause or by
Executive for Good Reason, then, subject to Section 7, Executive (or Executive's heirs or estate in the event of Executive's death after Executive has become entitled to the following payments and benefits) will receive from the Company:
(i) continued payment of Executive's then Base Salary for a period of 12 months
(the "Continuance Period") payable in accordance with Majesco's regular payroll practices (except that the aggregate amount of the 12 months of Base Salary shall instead be entirely made in a single cash lump sum payment upon
Executive's termination of employment if such employment is terminated within a period three months prior to a Change in Control and 12 months after a Change in
Control), (ii) a cash lump sum payment, paid at the time the Annual Bonus is generally paid, (but in no event later than 90 days after the end of the
Company's fiscal year), equal to the then Target Bonus percentage multiplied by
Executive's then Base Salary; (iii) for any such termination occurring within 90 days after an Annual Period, but prior to the payment of any Annual Bonus for such Annual Period, an Annual Bonus with respect to such preceding Annual Period
(payable within 90 days following the end of such Annual Period), provided that
Executive would have otherwise received an Annual Bonus if he had remained employed as of the date of the payment of such Annual Bonus for such Annual
Period; or for any such termination occurring after October 31, 2004 and before
February 1, 2005, but prior to the payment of any Interim Bonus, an Interim
Bonus (payable no later than January 31, 2005), provided that Executive would have otherwise received an Interim Bonus if he had remained employed as of the date of the payment of such Interim Bonus; (iv) a cash lump sum payment of the
Change in Control Bonus, if such termination occurs within three months prior to a Change in Control or if earned at the time of termination, but not otherwise paid pursuant to Section 3(e); (v) reimbursement for any applicable premiums
Executive pays to continue coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans for the Continuance Period or as
otherwise provided under Section 4, or, if earlier, until Executive is eligible for similar benefits from another employer (excluding Executive's continuation of his Section 4 arrangements with another employer) (provided Executive validly elects to continue coverage under applicable law), and (vi) immediate vesting and exercisability of Executive's unvested stock options (or other unvested compensatory equity awards) as follows: Executive's stock options (or other unvested compensatory equity awards) shall vest as if Executive remained in the employ of the Company for 18 months following such termination of employment;
provided, however, that if such termination occurs during the period commencing three months prior to a Change in Control and ending on the date that is 12 months after a Change in Control, Executive's stock options (or other unvested compensatory equity) shall all be immediately and fully vested and exercisable.

     (i) Section 280G Gross-up. If any payment or benefit Executive would receive (whether or not Executive's Service is or has been terminated), but determined without regard to any additional payment required under this Section
6(a)(i), (collectively, the "Payment") would (x) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of
1986, as amended (the "Code"), and (y) be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive from Majesco an additional payment (the "Gross-Up
Payment," and any iterative payments pursuant to this paragraph also shall be
"Gross-Up

Payments") in an amount that shall fund the payment by Executive of any Excise
Tax on the Payment, as well as all income and employment taxes on the Gross-Up
Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the
Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to
Executive at the highest marginal rate. Any Gross-Up Payment shall be paid to
Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below.

         The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change in Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

         The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the
Company and Executive with an opinion reasonably acceptable to Executive that no
Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

         Executive shall notify the Company in writing of any claim by the
Internal Revenue Service that, if successful, would require the payment of a
Gross-Up Payment. Such notice shall be given as soon as practicable after
Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If the Company notifies the Executive in writing prior to the expiration of the
Notice Period that it desires to contest the claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the
Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. Executive shall permit the
Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. If requested by the Company, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the
Company shall determine; provided, however, that, if the Company directs
Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to Executive on an after-tax and

interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up
Payment and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

         If, after receipt by Executive of an Advance, Executive becomes entitled to a refund with respect to the claim to which such Advance relates,
Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Executive.

     (b) Voluntary Termination without Good Reason. If Executive's employment with the Company terminates voluntarily by Executive without Good Reason, then, subject to the terms of this Agreement (including Section 3 (d)) (i) all further vesting of Executive's outstanding equity awards will terminate immediately,
(ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, (iii) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements, and (iv) Executive will not be eligible for severance benefits under this Agreement or otherwise.

     (c) Termination for Cause. If Executive's employment with the Company is terminated for Cause by the Company, then, subject to the terms of this
Agreement (including Section 3 (d)) (i) all of Executive's vested and unvested outstanding options will be forfeited and cancelled as soon as Executive is notified that he has been terminated for Cause, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately,
(iii) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements, and (iv) Executive will not be eligible for severance benefits under this Agreement or otherwise.

     (d) Termination due to Death or Disability. If Executive's employment terminates by reason of death or Disability (as defined in the Stock Plan), then
(i) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements and will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements, and (ii)
subject to Section 3(d), Executive's outstanding equity awards will be governed in accordance with the terms and conditions of this Agreement and the applicable award agreement(s).

     (e) Sole Right to Severance. This Agreement is intended to represent
Executive's sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced
(and vice-versa).

     7. Conditions to Receipt of Severance; No Duty to Mitigate.

     (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company, which includes a general release in favor of the Company and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims Executive may have against them including but not limited to, arising from Executive's employment and/or termination of employment. The aforementioned general release shall not include a waiver of claims against the shareholders, employees or agents of the Company that do not arise out of or relate to Executive's employment with the Company. In the event Executive breaches the provisions of
Section 8 of this Agreement, in addition to any other remedies of law or in equity, the Company may cease making any payments or benefits to which Executive otherwise may be entitled to under Section 6. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

     (b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that
Executive may receive from any other source reduce any such payment.

     8. Confidential and Proprietary Information; Non-Competition;
Non-Solicitation.

     (a) Confidentiality. Except in the performance of Executive's duties hereunder, at no time during the Term or any time thereafter, shall Executive, individually or jointly with others, for his benefit or the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use, any secret or confidential and proprietary information relating to any aspect of the business or operations of the Company, including, without limitation, any trade secrets, customer lists and programs, manuals and forms, customer files, financial data, employee-related information, marketing or business plans, suppliers, trade or industrial practices of the Company, and any
Company information concerning purchasing, finances, accounting, engineering, methods, processes, compositions, technology, formulas, electronic information processing procedures (including computer software), research and development programs, potential client lists, marketing, affiliations, sales and inventions.
Executive acknowledges and agrees that such information is a valuable asset of the Company and is the Company's sole and exclusive property. Upon the termination of his employment, regardless of the reason for or circumstances giving rise to such termination or at any other time at the request of the
Company, he shall immediately return to the Company all of the property of the
Company, including all such confidential and proprietary information, in his possession or control and agrees not to retain any copies, duplicates, reproductions or excerpts in whatsoever form of any Company property.

     (b) Non-Competition/Non-Solicitation.

     (i) In the course of Executive's employment with the Company, he will acquire and have access to confidential or proprietary information concerning the Company. Furthermore, his position as CEO of the Company places him in a position of confidence and trust with the clients and employees of the Company.
Executive also acknowledges that the clients serviced by the Company are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company's clients. He further acknowledges that the rendering of services to the Company's clients necessarily requires the disclosure of confidential information and trade secrets of the Company and its subsidiaries
(such as without limitation, marketing plans, budgets, designs, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers.) Executive and the
Company agree that in the course of employment hereunder, he will develop a personal acquaintanceship and relationship with the Company's clients, and knowledge of those clients' affairs and requirements which may constitute the
Company's primary or only contact with such clients. Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in his hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that he makes the covenants contained herein; and accordingly,
Executive agrees that while he is in the Company's employ and for a one year period (and in the case of Section 8(b)(i)(c) a two-year period) after the termination of his employment for any reason whatsoever, he shall not directly or indirectly except on behalf of the Company:

     a) perform services that compete with the business or businesses conducted by the Company or any of its affiliates (or which business the Company can at the time of his termination of employment establish it will likely conduct within one (1) year following the date of his termination; provided that
   Executive participated in the planning or development of any such new business); or

     b) attempt in any manner to solicit from any client (as hereinafter defined) business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or, to the best of
   Executive's knowledge, that is likely to do with the Company (as of the date of termination of employment), whether or not the relationship between the
   Company and such client was originally established in whole or in part through his efforts; or

     c) employ (including to retain, engage or conduct business with) or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the Company's employ, with the exception of Patrick Flaherty; or

     d) render any services of the type rendered by the Company to its clients to or for any client of the Company; provided, however, that this Section
   8(b)(i)(d) shall not prevent Executive from becoming employed by a client.

         As used in this Section 8(b), the term "Company" shall include subsidiaries of the Company and the term "client" shall mean (1) anyone who is a client of the Company at the time of the termination of his employment with the
Company or, if his employment shall not have terminated, at

                                       10

the time of the alleged prohibited conduct; (2) anyone who was a client at any time during the two year period immediately preceding the termination of his employment with the Company or, if his employment shall not have terminated, during the two year period immediately preceding the date of the alleged prohibited conduct; and (3) any prospective clients to whom the Company had made a presentation (or similar offering of services) within the one year period immediately preceding the termination of his employment with the Company or if his employment shall not have terminated, within the one year period immediately preceding the date of the alleged prohibited conduct.

         For purposes of Section 8(b)(i)(a), upon a Change in Control, the
"business or businesses conducted by the Company or any of its affiliates" shall not include any business of the successor or surviving corporation that
Executive had no involvement in as of the date of his termination of employment.

     (c) Injunctive Relief. Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 8 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy of law. The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

     (d) Survival of Terms; Representations. Executive's and Company's
obligations under this Section 8 hereof shall remain in full force and effect notwithstanding the termination of Executive's employment. Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 8 do not create an undue hardship on him and will not prevent him from earning a livelihood. Executive and the Company agree that the restrictions and remedies contained in this Section 8 are reasonable and necessary to protect the Company's legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that
Executive and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

     9. Intellectual Property. Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or other intellectual property (including without limitation patents, licenses, copyrights, tradenames, trademarks, assumed names and service marks and applications therefor, marketing and advertising campaigns, logos and slogans, designs and software programs) developed, conceived or created by him in the course of his employment hereunder, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the
Company (collectively, "Developments") shall be, as between Executive and the
Company, the sole and absolute property of the Company, and he will, whenever requested to do so (either during the Employment Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Developments, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said Developments
(provided that where Executive is providing assistance to the Company pursuant to this Section 9 after Executive's employment has terminated, the Company

                                       11

shall promptly reimburse Executive for any pre-approved reasonable out of pocket expenses and reimburse him for pre-approved time over 5 hours per month at a rate of $600 per hour).

     Executive agrees to make full and prompt disclosure to the Company of all
Developments conceived or created by him during his employment with the Company.

10.      Definitions.
         -----------

     (a) Benefit Plans. For purposes of this Agreement, "Benefit Plans" means plans, policies, or arrangements that Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide
Executive and Executive's eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

     (b) Cause. For purposes of this Agreement, "Cause" means (i) Executive's act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in
Executive's substantial personal enrichment, (ii) Executive's conviction of, or pleas of nolo contendere to, a felony, (iii) Executive's willful failure to follow lawful, reasonable instructions of the Holdings' Board, (iv) Executive's willful misconduct provided such misconduct is injurious to the Company, or (v)
Executive's violation or breach of any fiduciary or contractual duty to the
Company which results in material damage to the Company or its business;
provided that if any of the foregoing events is capable of being cured, the
Company will provide notice to Executive describing the specific nature of such event and Executive will thereafter have 20 days to cure such event (including the opportunity to present his case to the full Holdings' Board with the assistance of his own counsel). During any cure period, Executive will continue to receive all of the compensation and benefits provided under this Agreement.
For purposes of this Section 8(b), no lawful act or failure to act will be considered "willful" unless the act or failure to act was committed/omitted by
Executive without a reasonable, good faith belief that it was in the best interests of the Company and/or was inconsistent with prior direction of the
Holdings' Board or Company policy.

     (c) Change in Control. Means the occurrence of any of the following events:

          (i)  Ownership. Any "Person" (as such term is used in Sections 13(d)
               and 14(d) of the Securities Exchange Act of 1934, as amended)
               becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Holdings' Board does not approve; or

          (ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Holdings' Board, other than a merger or consolidation which would result in the voting
               securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving

                                       12

               entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the
               Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the
               Company's assets; or

          (iii) Change in Board Composition. A change in the composition of the
               Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors"
               shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

          For purposes of this Section 10(c) and to determine whether a Change in Control has occurred, the term "Company" above shall be replaced by the term "Majesco" and also by the term "Holdings" so that a Change in
          Control of Majesco or a Change in Control of Holdings shall in either case represent a Change in Control under this Agreement.

     (d) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express prior written consent: (i) a material reduction in Executive's position or duties (other than a reduction caused by Executive ceasing to be a member of the Holdings' Board due to applicable legal or listing requirements or stockholders failing to reelect Executive to the Board) and where it will be deemed to be a material reduction in such position or duties if Executive is not at all times the CEO of
Majesco and Holdings (or their successors) or if Holdings (or its successors)
has any parent entities then Executive must be the Chief Executive Officer of the highest such parent entity, (ii) a reduction of Executive's Base Salary or
Target Bonus percentage other than a reduction that also is applied to substantially all of the Company's other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company's other senior executives, (iv) relocation of Executive's primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its location as of the Effective Date, unless it is closer to Executive's New York residence as of the Effective Date or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company); provided that the Executive must provide written notice to the Company of not more than thirty (30) days after the occurrence of the event(s) constituting Good Reason and providing further that if any of the foregoing events is capable of being cured, the
Executive will provide notice to Company describing the specific nature of such event and Company will thereafter have 20 days to cure such event.

     11. Indemnification and Insurance. Executive will be covered under the
Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws and
Certificates of Incorporation, with such insurance

                                       13

coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

     12. Confidential Information. Executive agrees to execute the Company's standard form of employee confidential information agreement (the "Confidential
Information Agreement") upon commencement of employment. During the Employment
Term, Executive further agrees to execute any updated versions of the
Confidential Information Agreement (any such updated version also referred to as the "Confidential Information Agreement") as may be required of substantially all of the Company's executive officers.

     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon
Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this
Agreement for all purposes. Any successor will expressly assume in writing all of the Company's obligations under this Agreement. For this purpose, "successor"
means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this
Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

     14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

               If to the Company:

               Attn: Chairman of the Compensation Committee
                     Majesco Holdings Inc.

               If to Executive:

               at the last residential address known by the Company as provided by Executive in writing.

     15. Severability; Obligations. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision. Each of Majesco and Holdings shall be jointly and severally liable for any Company, Majesco or Holdings obligations and commitments under this
Agreement.

                                       14

16. Arbitration.

     (a) If any dispute arises between the Company and Executive that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable National Rules for the Resolution of
Employment disputes of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature;
provided, however, the Company may enforce Executive's obligations under
Sections 8 and 12 hereof by an action for injunctive relief and damages in a court of competent jurisdiction.

     (b) This Section 16 shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator's remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have. If the then-applicable rules of the
American Arbitration Association conflict with the procedures of this Section
16, the latter shall apply.

     (c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the
American Arbitration Association ("AAA"). The names of the seven listed arbitrators shall be derived from the AAA employment law roster. If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator.

     (d) Each party may be represented by counsel or by another representative of the party's choice and each party shall pay the costs and fees of its counsel or other representative and its own filing and administrative fees provided, however, that Executive will only be responsible to pay those costs and fees which he would have had to pay for had the disputed matter been initiated in court.

     (e) The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations, and that award shall be final and binding and non-appealable except as specifically provided by law. To the extent that any part of this Section 16 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this
Section 16 (or the remainder of this Section 16) legally enforceable and as to ensure that except as provided in clause (b) of this Section 16, all conflicts between the Company and Executive shall be resolved by neutral, binding arbitration. The remainder of this Section 16 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this Section 16 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

     (f) Unless the parties agree otherwise, any arbitration shall take place in the American Arbitration Association's offices in Somerset, New Jersey.

                                       15

     (g) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 16, WHICH DISCUSSES
ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE
AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH
THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE,
BREACH OR TERMINATION THEREOF, OR EXECUTIVE'S EMPLOYMENT OR THE TERMINATION
THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION PROVISION CONSTITUTES
A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF
ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP,
INCLUDING BUT NOT LIMITED TO THE FOLLOWING:

          (I) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT, BREACH OF
     CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH
     AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL
     INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL
     MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR
     PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

          (II) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR
     MUNICIPAL STATUTE, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL
     RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE EQUAL PAY
     ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AGE
     DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES
     ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE FAIR LABOR
     STANDARDS ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY
     CONSCIENTIOUS EMPLOYEE PROTECTION ACT AND THE NEW JERSEY LAW AGAINST
     DISCRIMINATION; AND

          (III) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER FEDERAL, STATE OR
     LOCAL LAWS OR REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT
     DISCRIMINATION.

     (h) EXECUTIVE (I) UNDERSTANDS THAT OTHER OPTIONS SUCH AS FEDERAL AND STATE
ADMINISTRATIVE REMEDIES AND JUDICIAL REMEDIES EXIST AND (II) KNOWS THAT BY
SIGNING THIS AGREEMENT THOSE REMEDIES ARE FOREVER PRECLUDED AND THAT REGARDLESS
OF THE NATURE OF EXECUTIVE'S COMPLAINT, HE KNOWS THAT IT CAN ONLY BE RESOLVED BY
ARBITRATION.

     (i) To the extent Executive asserts a claim that would otherwise require filing the claim with a governmental agency, Executive may, but need not, file such claim with the applicable agency (including, without limitation, the Equal
Employment Opportunity Commission), and if Executive fails to do so, the Company shall not assert a defense of failure to exhaust administrative remedies.

     17. No Conflict. Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by him upon the performance of his duties pursuant to this Agreement.

     18. Legal and Tax Expenses. The Company will directly pay Executive's counsel up to $20,000 for reasonable legal and tax advice expenses incurred in connection with the negotiation and execution of this Agreement. Such payment shall be made in full within 45 days after the Company's receipt of any applicable invoices.

                                       16

     19. Integration. Except as otherwise provided herein, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of all of the parties hereto.

     20. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing signed by all of the parties, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     21. Survival. The Confidential Information Agreement, the Company's and
Executive's responsibilities under Sections 3, 6, 7, 8, 9, 11, 12, 16 and
Section 18 will survive the termination of this Agreement.

     22. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     23. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     24. Governing Law. This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).

     25. Jurisdiction. The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 8 or 12 of this Agreement except that the Company may institute any such suit against
Executive in any jurisdiction in which he may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivery it has to the last known address.

     26. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

         28. No Strict Construction: The language used in this Agreement will be deemed to be the language chosen by the Company and Executive to express the parties' mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against any party.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

                                       17

COMPANY:

Majesco Sales Inc.

By:                                                        Date: August 24, 2004
    --------------------------------------

Title:
       -----------------------------------

Majesco Holdings Inc.

By:                                                        Date: August 24, 2004
   --------------------------------------

Title:
       ----------------------------------

EXECUTIVE:

                                                           Date: August 24, 2004
-----------------------------------------
Carl Yankowski

                                       18